UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2010

WILLBROS GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-11953	30-0513080
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4400 Post Oak Parkway, Suite 1000, Houston, Texas	77027
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 403-8000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On December 17, 2010, the Board of Directors of Willbros Group, Inc., a Delaware corporation (the “Company”), upon the recommendation of the Compensation Committee, adopted the Willbros Group, Inc. Nonqualified Deferred Compensation Plan (the “Plan”), effective January 1, 2011. The Company’s named executive officers and certain other highly compensated employees are eligible to participate in the Plan. The Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

Eligibility to participate in the Plan is determined by the committee administering the Plan (the “Committee”). Eligible employees may elect to defer up to 75 percent of their base salary and up to 100 percent of their bonus compensation, which includes compensation under management incentive plans, sales incentive plans and other incentive or bonus plans or arrangements (but excludes long-term incentive awards). The deferrals may be deposited into a trust account. The participants may direct the investment of the deferrals as allowed by the Plan. Investment earnings are credited to the participants’ accounts. The Company has the discretion to make Company contributions to the Plan in any amount with respect to any participant. Upon a distribution event as specified in the Plan, the Company will distribute the account balance to the participant according to the distribution election form filed with the Committee. A distribution event includes the participant’s death, disability, separation from service or financial hardship, or a change in control of the Company. The participants may elect either a lump sum payment or monthly installments up to 60 months. Payments will begin on the first day of the month following the distribution event (except for a six month delay for benefits payable to a “specified employee” of the Company) or at such time as the participant has elected in the distribution election form filed with the Committee, but not later than 24 months following the distribution event.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLBROS GROUP, INC.

Date: December 23, 2010

By: /s/ Van A. Welch
Van A. Welch
Senior Vice President and
Chief Financial Officer

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